CONTRACTUAL ALLIANCE

WHEREAS, Surge Solutions Group, Inc. (hereinafter referred to as "Surge") and Tank Tech, Inc (hereinafter referred to as "Tank Tech") wish to enter into a relationship for their mutual benefit and which relate to the remediation of underground storage tanks relating to specific governmental petroleum storage facilities in the State of Florida;

NOW THEREFORE Surge and Tank Tech, in consideration of mutual covenants set forth below, do hereby enter into this Alliance, as follows:

ARTICLE 1
GEOGRAPHIC LOCATION, EXCLUSIVITY, AND TERM

1.1 The parties agree that Surge shall be the primary party responsible for the procurement of jobs relating to secondary containment services provided by Tank Tech for specific governmental entities in the State of Florida. Tank Tech agrees to bid exclusively with Surge and Surge agrees to bid exclusively with Tank Tech on governmental requests for proposals, request for qualifications, and invitations to negotiate in the State of Florida for all tank upgrades/secondary containment systems. Surge generated contracts shall be entered into by and in the name of Surge. Tank warranties on the secondary containment shall be provided by Tank Tech directly to the governmental entity. Surge recognizes that Tank Tech's method of Secondary Containment for underground storage tanks is proprietary and under license to Tank Tech

1.2 Tank Tech's process of secondary containment and service for underground storage tanks involves numerous proprietary processes and trade secrets to accomplish their licensed and unique products. All processes, methods, methodology, equipment, materials, systems, products and protocols are proprietary to Tank Tech; as such all are to be held in strictest confidence by Surge. None of these proprietary processes and trade secrets of Tank Tech may be utilized in any fashion by Surge.

1.3 Surge agrees not to interfere with, or disrupt relationships, contractual or otherwise, between Tank Tech and its customers, employees, subcontractors, consultants, and vendors.

1.4 Unless terminated under the conditions of Article 10, the term of this agreement shall be from December 1, 2008 – May 31, 2010.

ARTICLE 2
SCOPE OF WORK

2.1. Tank Tech shall furnish and install all labor, materials, tools, supplies, equipment, facilities, supervision, administration, Inspections, taxes, insurance, necessary for the proper and complete performance of its scope of work. Before commencing any work under this agreement both Surge and Tank Tech must coordinate schedules, plans, terms, and efforts. Surge and Tank Tech shall furnish and install at its own expense any and all items necessary for their individual scopes of work for completion of the individual projects in a timely manner.

2.2. Surge shall be responsible for:

1. The excavation of all tanks which shall be done by digging of trenches and shall extend perpendicular across the UST bed.

2. Shoring shall be supplied for all trenches.

3. De-watering equipment will be in place with water levels to be monitored by Surge.

4. All tanks to be excavated shall be emptied of all remaining product prior to excavation and remaining fuel shall be no greater than 1" in depth.

5. Surge shall remove all sub-pumps and ATG's.

6. All electrical circuits supplying the tanks shall be "locked out/tagged out".

7. Surge shall provide at least one (1) D.O.T. 55 gallon drum for each UST for the purpose of storing petroleum residue that will be accumulated during the cleaning process (one for each gasoline tank and two for each diesel tank). Customer shall be responsible for disposal.

8. Four (4) Non-D.O.T. drums for each UST shall be supplied for blast media. Customer shall be responsible for disposal.

9. Surge shall provide access to restroom facilities or portable units.

10. Surge shall provide a 20-30 yard "roll-off" style dumpster on site.

11. Surge shall provide a chain link fence surrounding the work site perimeter.

12. Surge shall backfill the completed tank and re-concretes the surface with the installation of surface access manways.

13. Surge shall provide one 4" tank riser pipe for interstice monitor per tank. Customer is responsible for providing any needed monitoring system for the interstitial space.

14. Surge shall be responsible for the interstice sensors for each tank

ARTICLE 3
COMMENCEMENT AND COMPLETION

3.1 The work to be performed under this Contract shall be commenced in accordance with a schedule established jointly by Surge and Tank Tech and shall be completed in accordance with said schedule. Time is of the essence for completion of all schedules for both parties, however at no time, shall any safety standards, regulations, codes, protocol, or procedures be compromised. Surge and Tank Tech recognize that changes may be made in the schedule of work, and both agree to comply with all reasonable changes. Surge and Tank Tech will provide each other as an additional insured under each of Surge's and Tank Tech's General Liability, Vehicle, and Workers Compensation Policies.

ARTICLE 4
NOTICES

4.1 Any invoice to be given hereunder must be in writing, and properly mailed to the address designated below:

Surge Solutions Group, Inc.
8120 Belvedere Rd, Suite 4
West Palm Beach, Florida 33411

Tank Tech, Inc.
Post Office Box 17
Blodgett, MO 63824

ARTICLE 5
PROGRESS AND FINAL PAYMENTS

5.1 The parties agree that on Surge generated customers under this alliance for specific Government contracts Surge will be the designated recipient of funds from the customer and Surge guarantees proposal funds to Tank Tech on a contract by contract basis. Surge may increase the proposal amount of Tank Tech by a percentage based on specific site conditions, subject to not loosing business for non-competitiveness. If Surge or Tank Tech believes the specific governmental projects as generated by this Alliance are being lost due the percentage increase to the proposals, pricing will be modified by mutual agreement.

Payments schedules will be determined on a project by project basis jointly between Surge and Tank Tech and defined by separately signed proposals or agreements establishing specific terms. Both Surge and Tank Tech acknowledge that governmental projects may require varying payment schedules.

ARTICLE 6
LAWS, REGULATIONS, ETC.

6.1 All work, labor, services and materials to be furnished, supplied or performed by Surge and Tank Tech must strictly comply with all Federal, State, Local, and Municipal, as well as any and all other governing jurisdictions and authorities, laws, rules, regulations, building codes, statutes, ordinances and directives (hereinafter designated as "laws").

6.2 If any employee of Surge or Tank Tech or any Subcontractor working on a Project is discovered to be an unauthorized alien, Surge, Tank Tech, or the Subcontractor will immediately remove, or cause to be removed, such individual. Surge, Tank Tech and any Subcontractor shall indemnify, defend and hold the other harmless against any penalties, fines, claims, costs, or expenses, which Surge, Tank Tech or any Subcontractor may incur as a consequence of using unauthorized aliens in connection with the performance of the work.

ARTICLE 7
CHANGES

7.1 Should there be changes to Tank Tech's scope of work during a project, all change orders must be approved in writing by a change order signed off by Surge and Tank Tech's authorized representatives

ARTICLE 8
MATERIALS, INSPECTIONS, STORAGE AND APPROVALS

8.1 It is Surge and Tank Tech's obligation to take any appropriate steps, including but not limited to the delivery of samples, tests and reports, drawings, manuals, certificates, details, warranties, inspections, required by the individual Government Agencies. Surge and Tank Tech shall appropriately, after receiving specific written notices, commence to remove any designated portion of its work which is condemned, disapproved or is proved to be not in compliance and conformity with the designated State of Florida government agency requirements.

ARTICLE 9
INSURANCE AND INDEMNIFICATION

9.1 Surge shall not be liable for any loss or casualty incurred or caused by Tank Tech. Tank Tech shall not be liable for any loss or casualty incurred or caused by Surge. Surge and Tank Tech shall each maintain full and complete insurance, listing each other and the Project Owner as additional insureds, until the final acceptance of the work performed.

9.2 WORKMANS COMPENSATION shall be provided each by Surge and Tank Tech for their individual employees and shall include occupational disease and employer's liability insurance covering employee's directly or indirectly engaged in the performance of the work contemplated by this Alliance. The latter insurance shall provide $1,000,000.00 coverage for each accident and $1,000,000.00 policy limit.

9.3 COMPREHENSIVE GENERAL LIABILITY INSURANCE shall be provided by both Surge and Tank Tech and shall include protective liability, contractual liability, products and completed operations insurance with minimum limits of $5,000,000.00 on combined single limit of liability for property damage and bodily injury liability, or $1,000,000.00 per person, $1,000,000.00 per occurrence bodily injury and $500,000.00 per accident property damage. In the event either's insurance policy limits exceed the amounts stated herein then the amounts of insurance coverage's for this contract shall be those stated in each individual policy insurance policy. The above amounts are subject to change based on state requirements for increased limits.

9.4 DEDUCTIBLE: Surge and Tank Tech shall each be responsible for their own individual deductible amounts in connection with any claim asserted hereunder.

9.5 Surge and Tank Tech shall not subcontract any of their scope of work without requiring insurance policies with limits set forth herein from it's subcontractors. No policy of insurance shall permit cancellation without 30 days' prior written notice to each certificate holder.

ARTICLE 10
TERMINATION

10.1 TERMINATION FOR CAUSE: Notwithstanding any other provisions of this Agreement, Surge or Tank Tech shall each be in default of their contractual obligations hereunder if either:

a. Performs work which fails to perform to the requirements of this Agreement.

b. Fails to meet the performance or fails to make progress such that it endangers the timely performance and completion of the job;

c. Abandons or refuses to proceed with any or all work including modifications directed pursuant to the clause entitled "Changes";

d. Fails to make prompt payment to Tank Tech;

e. Ceases to operate as an going concern, enters into voluntary or involuntary bankruptcy, or becomes insolvent or makes a general assignment for the benefit of creditors;

f. Experiences a dispute which has an adverse impact upon the performance of the work; or

g. Fails to fulfill any one of its individual obligations under this agreement and said failure is deemed to be a material breach by both parties.

Upon the occurrence of any of the forgoing, each party shall notify the other of the failure in writing by certified mail and the intention to terminate for default. If the breach is not cured within fifteen (15) days from receipt of notification, or sooner if safety to persons is involved, or if the offending party fails to provide satisfactory evidence that such default is corrected, this Alliance ceases.

ARTICLE 11
GOVERNING LAWS

11.1 This agreement shall be governed by the laws of the State of Florida.. Tank Tech hereby acknowledges the jurisdiction of the courts of the State of Florida and agrees to accept service of process as if it were personally served within said jurisdiction.

11.2 If any term or provision of this contract is found to be invalid or unenforceable, it shall not affect the validity and enforcement of all remaining terms and provisions of this Contract

ARTICLE 12
ORAL MODIFICATIONS

12.1 This Contract cannot be changed, modified, altered or terminated orally. This Contract supersedes all prior representations made by either party and represents the full agreement between the parties for the specific government contracts contemplated by this Alliance. Any alterations, adjustments, and changes must be agreed to, in writing, by the parties hereto.

ARTICLE 13
DAMAGES

13.1 In the event of litigation to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fee and costs incurred.

AGREED TO AND WITNESSES TO this the 9th day of December 2008.

Surge Solutions Group, Inc.

Ryan Seddon, President

LEAH ELAND
Comm# DD0717986
Expires 9/23/2011
Florida Notary Assn., Inc

Leah Eland
Notary Public

9-23-2011
My Commission Expires

Tank Tech, Inc.

David Russell, President

NITA BLACKMAN
Notary Public - Notary Seal
STATE OF MISSOURI
County of Scott
Commission # 05442560
My Commission Expires: Mar. 6, 2009

Nita Blackman
Notary Public

3-6-09
My Commission Expires